UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 21, 2010

VRINGO, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-34785	20-4988129
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

18 East 16th Street, 7th Floor New York, New York	10003
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (646) 525-4319

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) Departure of Certain Officers

On October 21, 2010, David Corre resigned as Vice President, Finance and Administration of Vringo, Inc. (the “Company”). Mr. Corre will remain an employee of the Company until November 30, 2010 (the “Termination Date”) during which period he will provide consulting and other services to the Company. In connection with the resignation, the Company and Mr. Corre have entered into a Separation Agreement and General Release, dated October 21, 2010 (the “Corre Separation Agreement”) pursuant to which they have agreed to their respective rights, duties and obligations. Pursuant to the Corre Separation Agreement, Mr. Corre will be entitled to certain benefits, including: (i) receipt of his base salary compensation until the Termination Date; (ii) accelerated vesting of his stock option to purchase 22,500 shares of the Company’s common stock at an exercise price of $0.01 to the Termination Date; and (iii) the right to exercise all of his vested stock options on a cashless basis until June 22, 2011, subject to receipt of any required governmental approvals. In exchange for these payments and benefits, Mr. Corre will assist the Company in the transition of his duties and has agreed to customary release of claims, confidentiality, non-disparagement, non-compete and non-solicitation provisions.

On October 21, 2010, Steven Glanz resigned as Senior Vice President, Business Development of the Company, effective immediately. In connection with the resignation, the Company and Mr. Glanz have entered into a Separation Agreement and General Release, dated October 21, 2010 (the “Glanz Separation Agreement”) pursuant to which they have agreed to their respective rights, duties and obligations. Pursuant to the Glanz Separation Agreement, Mr. Glanz will be entitled to certain benefits, including: (i) receipt of his base salary compensation until October 31, 2010 (the “Glanz Termination Date”); (ii) accelerated vesting of his stock option to purchase 30,000 shares of the Company’s common stock at an exercise price of $0.01 to the Glanz Termination Date; and (iii) the right to exercise all of his vested stock options on a cashless basis until June 22, 2011, subject to receipt of any required governmental approvals. In exchange for these payments and benefits, Mr. Glanz has agreed to customary release of claims, confidentiality, non-disparagement, non-compete and non-solicitation provisions.

(c) Appointment of Certain Officers

On October 21, 2010, the Company appointed Ellen Cohl, age 43, to the position of Vice President, Finance and Governance, effective immediately. In this position, Ms. Cohl will serve as the Company’s principal financial officer.

Ms. Cohl has served as the Company’s Vice President, Corporate Governance since October 2009 and as the Company’s Chief Compliance Officer since June 2010. Prior to joining the Company, Ms. Cohl served as Chief Financial Officer and Director of Information Technology for Mandel Foundation R.A. and Mandel Institute, R.A., both of which are philanthropic leadership training organizations from September 2005 to September 2008, and as Director of Corporate Services and Accounting for Chiaro Networks Ltd., a telecommunications network infrastructure manufacturer, from January 2001 to August 2005. From August 1997 to December 2000, she served as Vice President of Finance and Controller for Virtual Communities, Ltd., a provider of turnkey solutions for the development and management of Web-based communities. From July 1992 to September 1994, Ms. Cohl served as an internal auditor for Bank Leumi Trust Company. From August 1995 to July 1997 and from July 1988 to September 1991, Ms. Cohl served as a senior auditor for Arthur Andersen & Co. in the Tel Aviv and New York offices. Ms. Cohl is a certified public accountant in the State of New York. There are no family relationships between Ms. Cohl and any of the Company’s directors or executive officers and the Company has not entered into any transactions with Ms. Cohl that are reportable pursuant to Item 404(a) of Regulation S-K.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 26, 2010		VRINGO, INC.

	By:	/s/ Andrew Perlman
Name: Andrew Perlman
Title: President